Exhibit 10.7

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of May 2, 2012, by and among Edgen Group Inc., a Delaware corporation (“Company”), EDG Holdco LLC, a Delaware limited liability company (“EDG”), and Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Partnership”).

WHEREAS, the parties hereto desire to provide for the exchange of Membership Units of EDG, together with shares of Class B Common Stock of the Company held by Partnership, for shares of Class A Common Stock of the Company or cash, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Payment Election” has the meaning set forth in Section 2.1(d) of this Agreement.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Rate” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Right” has the meaning set forth in Section 2.1(a) of this Agreement.

“Investors and Registration Rights Agreement” means that certain Investors and Registration Rights Agreement, dated as of the date hereof, by and among the Company, Partnership and Edgen Murray II, L.P.

“IPO” means the initial public offering and sale of shares of Class A Common Stock, as contemplated by Company’s Registration Statement on Form S-1 (File No. 333-178790).

“Membership Unit” means one membership unit representing a membership interest in EDG.

“Notice” has the meaning set forth in Section 2.1(a) of this Agreement.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of EDG, dated as of the date hereof, by and among EDG, the Company, Partnership and Edgen Murray II, L.P.

“Parties” means Partnership, EDG and the Company.

“Partnership Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Partnership, dated as of August 19, 2010, as amended, supplemented or restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenanacy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Purchase Price” means, with respect to any share of Class A Common Stock that would be issuable to Partnership in accordance with a particular Notice but for a Cash Payment Election with respect to such share, (i) the closing price on the trading day immediately preceding the date such Notice is deemed to be delivered to the Company by Partnership in accordance with Section 3.3, or (ii) if the Class A Common Stock is not listed or admitted to trading on a national securities exchange or quotation system on the trading day immediately preceding the date such Notice is delivered to the Company by Partnership, or otherwise in a case not provided for in clause (i) or (ii), the fair market value of such share as determined jointly in good faith by EDG or the Company, as applicable, and Partnership. For purposes of this definition, the term “closing price” shall mean, for the applicable trading day, the last reported (as reported by The Wall Street Journal or if not then available from such source, another source selected by EDG or the Company, as applicable, and Partnership) sales price for the regular trading session (without considering after hours or other trading outside regular trading session hours) regular way of the Class A Common Stock for such trading day or, in case no such sales price is reported on such trading day, the average of the reported closing (without considering after hours or other trading outside regular trading session hours) bid and asked prices regular way of the Class A Common Stock on such day, in each case on the New York Stock Exchange, or if not then traded on the New York Stock Exchange, the principal national securities exchange or quotation system on which the Class A Common Stock is then listed or admitted to trading).  For the purposes of this definition, the term “trading day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the New York Stock Exchange or other principal national securities exchange or quotation system, as applicable. For purposes of this definition, the phrase “during normal business hours” in Section 3.3 shall be deemed to mean prior to the end of the regular trading session (without considering after hours or other trading outside regular trading session hours) on a trading day on (i) if the Class A Common Stock is not then traded on the New York Stock Exchange, the principal national securities exchange or quotation system on which the Class A Common Stock is then listed or admitted to trading or (ii) if the Class A Common Stock is traded on the New York Stock Exchange or not listed or admitted to trading on a national securities exchange or quotation system, the New York Stock Exchange.

“Response Period” has the meaning set forth in Section 2.1(d) of this Agreement.

“Sale Transaction” has the meaning set forth in Section 3.5 of this Agreement.

“Successor Party” has the meaning set forth in Section 3.5 of this Agreement.

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for shares of Class A Common Stock.

“Start Date” means the earlier of (i) October 29, 2012 or (ii) the date Jefferies & Company, Inc. and Morgan Stanley & Co. LLC agree to waive the Lock-Up Agreement, dated April 4, 2012, among Partnership, Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc.

ARTICLE II

EXCHANGE OF MEMBERSHIP UNITS AND CLASS B COMMON STOCK

SECTION 2.1. Exchange of Membership Units and Class B Common Stock.

(a) Subject to the provisions of this Article II (including the adjustment provisions of Section 2.2), from and after the Start Date, Partnership shall have the right to exchange, at any time and from time to time, one (1) Membership Unit and one (1) share of Class B Common Stock, together, for one (1) share of Class A Common Stock (such right, the “Exchange Right”; and such ratio of Membership Units and shares of Class B Common Stock for shares of Class A Common Stock, the “Exchange Rate”).  Each time that Partnership desires to exercise the Exchange Right, it shall provide a written notice to EDG (with a contemporaneous copy to the Company) (the “Notice”) setting forth (i) that Partnership desires to exchange a stated number of Membership Units and a stated number of shares of Class B Common Stock held by Partnership for shares of Class A Common Stock and (ii) wire transfer instructions for payment to Partnership in the event a Cash Payment Election is made by EDG.

(b) Notwithstanding anything to the contrary contained herein, Partnership shall not be entitled to exchange Membership Units and Class B Common Stock, and EDG shall have the right to refuse to honor any request for exchange of any Membership Unit and share of Class B Common Stock, if such exchange would (i) be prohibited under any applicable law or regulation or (ii) cause EDG to be classified as a “publicly traded partnership” as such term is defined in Section 7704 of the Code and the regulations promulgated thereunder, in each case as reasonably determined by Partnership and EDG.

(c) Within seven (7) Business Days after delivery of any Notice to EDG and the Company, Partnership shall deliver to EDG certificates (if then certificated) and instruments of transfer in respect of each of its Membership Units and shares of Class B Common Stock to be exchanged in accordance with such Notice in form reasonably satisfactory to EDG, duly executed by Partnership, and transfer tax stamps or funds therefor (if required pursuant to Section 2.4).  Such delivery shall be made during normal business hours at such address as EDG shall designate by notice for such purpose from time to time (the principal executive offices of EDG being initially designated such address).

(d) Notwithstanding anything to the contrary contained herein, with respect to any one or more shares of Class A Common Stock otherwise issuable to Partnership in accordance with any particular Notice, EDG may, in its sole discretion, provide a written response to Partnership (with a contemporaneous copy to the Company) within five (5) Business Days after delivery to EDG and the Company of such Notice (the “Response Period”) stating that EDG shall pay to Partnership the Purchase Price in respect of each such share or shares in lieu of issuing such share or shares (the “Cash Payment Election”).  In such event, EDG shall pay to an account designated by Partnership by wire transfer of immediately available funds the Purchase Price for each such share or shares within five (5) Business Days after Partnership’s delivery to EDG of the items specified in Section 2.1(c) with respect to each such share or shares.

(e) As promptly as practicable following the surrender for exchange of each Membership Unit and share of Class B Common Stock in the manner provided in this Article II and the payment in cash to EDG of any amount required by the provisions of this Article II, with respect to each share of Class A Common Stock issuable pursuant to the Exchange Right as to which EDG has not delivered timely an applicable Cash Payment Election, EDG shall deliver or cause to be delivered to Partnership a share of Class A Common Stock, issued in such name or names as Partnership may direct.  As of 8:00 a.m. (in the time zone of the principal national securities exchange for the Class A Common Stock or, if none, the principal executive offices of the Company) on the date any such Membership Unit and share of Class B Common Stock is so surrendered for exchange, all rights of Partnership as a holder of the Membership Unit and share of Class B Common Stock so surrendered shall cease, and the person or persons in whose name or names the share of Class A Common Stock is to be issued in exchange shall be treated for all purposes as having become the record holder or holders of such share of Class A Common Stock.

Notwithstanding anything to the contrary contained herein, at any time following the delivery of the Notice to EDG and the Company and prior to the end of the Response Period, the Company may, at its option and in its sole discretion, provide written notice to Partnership and EDG stating that the Company will assume, and by delivery of such written notice is assuming, the obligations of EDG under this Section 2.1.  To the extent the Company timely delivers such written notice to EDG and Partnership, the provisions of this Section 2.1 shall apply to the Company (in lieu of EDG) mutatis mutandis, including the right to make a Cash Payment Election.

SECTION 2.2. Stock Splits, Stock Dividends and Reclassifications.  The Exchange Rate shall be adjusted equitably as determined jointly by Partnership and EDG if there is: (1) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Membership Units or Class B Common Stock that is not accompanied by an identical subdivision or combination of the shares of Class A Common Stock; or (2) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the shares of Class A Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units and Class B Common Stock. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then Partnership shall be entitled to receive upon exchange pursuant to Article II the amount of such security that Partnership would have received if such exchange had occurred immediately prior to the effective time of such reclassification or other similar transaction.  Except as may be required in the immediately preceding sentence, no adjustments in respect of dividends or other distributions shall be made upon the exchange of any Membership Units and Class B Common Stock; provided, however, that if Membership Units and Class B Common Stock shall be surrendered for exchange subsequent to the record date for the payment of a dividend or other distribution on such Membership Units or Class B Common Stock but prior to the date of such payment, then the registered holder of such Membership Units or Class B Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Membership Units or Class B Common Stock on such payment date notwithstanding the exchange thereof or the default in payment of the dividend or distribution due on such payment date.

SECTION 2.3. Shares Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the Membership Units and Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the exchange of all such outstanding Membership Units and Class B Common Stock; provided, that nothing contained herein shall be construed to preclude EDG or the Company from satisfying its obligations in respect of the exchange of the Membership Units and Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Company.  The Company covenants that all shares of Class A Common Stock that shall be issued upon exchange of the Membership Units and Class B Common Stock will, upon issue, be duly and validly authorized and issued, fully paid and non-assessable and free and clear of any liens, security interests and other encumbrances other than restrictions on transfer and any liens, security interests or other encumbrances imposed by Partnership or restrictions on transfer generally applicable under applicable federal or state securities laws.  Partnership hereby acknowledges and agrees that neither EDG nor the Company shall have any obligation hereunder to deliver shares of Class A Common Stock that have been registered under the Securities Act; provided that the foregoing shall not derogate from the Company’s obligations under the Investors and Registration Rights Agreement.  The Company shall have the right to cause certificates evidencing the Class A Common Stock to be imprinted with legends as to restrictions on transfer that it reasonably deems necessary to ensure compliance with applicable federal or state securities laws, and may require Partnership to agree in writing that such shares of Class A Common Stock will not be transferred except in compliance with such restrictions.

SECTION 2.4. Taxes; Withholdings; Tax Treatment.

(a)           The issuance of shares of Class A Common Stock upon exchange of Membership Units and Class B Common Stock shall be made without charge to Partnership for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of Partnership, then the person or persons requesting the issuance thereof shall pay to EDG or the Company, as applicable, the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of EDG or the Company, as applicable, that such tax has been paid or is not payable.

(b)           EDG or the Company, as applicable, shall be entitled to deduct and withhold any taxes required to be withheld under the Code or any provision of state, local or foreign tax law from any cash payable or Class A Common Stock deliverable pursuant to this Agreement, including amounts due pursuant to Section 2.4(a), to EM LP II or any designee of EM LP II specified pursuant to Section 2.1(e), and EDG or the Company, as applicable, shall be permitted to reduce cash payable or the number of shares of Class A Common Stock otherwise deliverable pursuant to this Agreement in an amount necessary to offset any taxes so deducted and withheld by EDG or the Company, as applicable.  To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)           To the extent this Agreement imposes obligations upon EDG, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Internal Revenue Code of 1986, as amended, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

SECTION 2.5. Fractional Shares. No fractional shares of Class A Common Stock shall be issuable upon any exercise of the Exchange Right.  If a fractional share interest arises upon any exercise of the Exchange Right, EDG or the Company, as applicable, shall eliminate such fractional share interest by paying Partnership an amount computed by multiplying the fractional interest by the Purchase Price that would apply to a Cash Payment Election in respect of a whole share of Class A Common Stock to which the fraction applies.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.1. Representations and Warranties of EDG, the Company and Partnership. Each of EDG, the Company and Partnership hereby represents and warrants to each other as follows:

(a) it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms; and

(b) the execution, delivery and performance of this Agreement by it will not result in any material breach or violation of or default or right of termination or acceleration under any statute, law, regulation, ordinance, rule, permit, concession, grant, franchise, license or other authorization or approval of any governmental authority, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which it is a party or by which it or any of its properties or assets are bound or which is otherwise applicable to it.

SECTION 3.2. Amendment; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in a writing specifically referring to this Agreement and signed by each of Partnership, EDG and the Company.  No failure or delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

SECTION 3.3. Addresses and Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by overnight delivery by reputable delivery service or courier, or by facsimile (confirmed with a copy sent by one of the aforementioned methods), to the intended Party at the address or facsimile number of such Party set forth below or at such other address or facsimile number as shall be designated by such Party in a written notice to the other Party hereto. All such notices, requests, claims, demands and other communications shall be deemed to have been delivered and received (i) when delivered personally to the recipient, (ii) upon transmission by facsimile if received during normal business hours of the recipient and, if not, the next Business Day after transmission, as evidenced by confirmation of transmission from the sender’s facsimile machine or (iii) on the date of delivery set forth in the applicable proof of delivery if sent by reputable delivery service or courier.

(a) If to EDG or the Company, to:

Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809
Attention: Chief Executive Officer
Facsimile: (225) 756-7953

(b) If to Partnership, to:

Bourland & Leverich Holdings LLC
520 Madison Avenue, 10th Floor
New York, New York 10022
Attention: Nicholas Daraviras
Facsimile: (212) 284-1717

SECTION 3.4. Further Action. Each Party agrees to execute and deliver all such documents and take or refrain from taking all such actions as may be reasonably requested by any other Party in furtherance of the purposes of this Agreement.

SECTION 3.5. Binding Nature; Successors and Assigns; Appointment of Representative. (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. The Company may not assign, delegate, transfer or otherwise dispose of any of its rights or obligations under this Agreement in whole or in part without, in each case, obtaining the prior written consent of Partnership (which consent may be withheld in the sole discretion of Partnership).  Partnership may from time to time assign, delegate, transfer or otherwise dispose of any of its rights or obligations under this Agreement in whole or in part to any one or more Persons without consent.  By way of example only and without limitation, Partnership may from time to time (i) assign, delegate, transfer or otherwise dispose of its right to receive shares of Class A Common Stock or cash hereunder to its limited partners, (ii) distribute shares of Class A Common Stock or cash received by Partnership hereunder to its limited partners or (iii) assign, delegate, transfer or otherwise dispose of its Exchange Right to one or more Persons.  If Partnership makes any such assignment, delegation, transfer or other disposition, it shall have the right to specify the extent thereof and any terms or conditions applicable thereto, including limitations on transfer, assignment or exercise of rights under this Agreement and assignment of rights as to payment but reservation as to other rights.  By way of example only and without limitation, Partnership may from time to time (i) require that the Exchange Right be exercised in certain minimum lots of Membership Units and shares of Class B Common Stock, (ii) establish certain time periods during which the Exchange Right may not be exercised or (iii) impose a deadline for the exercise of the Exchange Right.  Each Party agrees that Partnership shall have the right to appoint a representative to perform any of the rights or obligations of Partnership under this Agreement or designate a process for appointing and removing such a representative.  The Company shall not be required to recognize any purported assignee, delegatee or transferee as such unless such purported assignee, delegatee or transferee provides the Company with evidence reasonably satisfactory to the Company of the assignment, delegation or transfer to such purported assignee, delegatee or transferee.

(b) The Company agrees not to consummate a merger, consolidation or sale or other disposition (whether by asset sale, equity sale, statutory division, merger or otherwise, and whether in one or more transactions) of all or substantially all of its assets (a “Sale Transaction”) without first delivering to Partnership a written agreement of the surviving, resulting, successor or transferee Person that such Person shall be bound by the terms of this Agreement and that provides that Partnership is an intended third-party beneficiary of such agreement.  If the Company delivers such an agreement, then, notwithstanding the first sentence of this Section 3.5, it shall be permitted to consummate the applicable Sale Transaction.

(c) A reference to any party to this Agreement or another agreement or document includes the party’s successors and permitted assigns.

(d) Any purported assignment, delegation, transfer or other disposition in violation of this Section 3.5 shall be void and unenforceable ab initio.

SECTION 3.6. No Third Party Beneficiaries. Except as expressly set forth in Section 3.5(b), nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 3.7. Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)       Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)       Any headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)       All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(d)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(e)       The word “including” shall mean including without limitation.

(f)       The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(g)       No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(h)       The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

SECTION 3.8. Severability. If any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law: (i) the other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally and equitably construed in order to carry out as nearly as possible the purpose and intent of this Agreement; (ii) the illegality, invalidity or unenforceability of any such provision in such jurisdiction will not affect the legality, validity or enforceability of such provision in any other jurisdiction; and (iii) in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible so as to be enforceable to the maximum extent compatible with applicable law.

SECTION 3.9. Integration.  This Agreement, together with the Investors and Registration Rights Agreement, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

SECTION 3.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware by citizens of the State of Delaware, without giving effect to conflicts of laws provisions or any other principles or rules that would require or permit the application of the laws of any other jurisdiction.

SECTION 3.11. Submission to Jurisdiction; Waiver of Jury Trial. (a) To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court is unavailable, any state or federal court located in Wilmington, Delaware, as well as to the appellate jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement, (ii) agrees that all claims in respect of any such action, suit, proceeding or claim shall be brought, heard and determined exclusively in such courts, (iii) agrees that such for a have a reasonable relation to this Agreement, and to the relationship of the Parties with one another; (iv) waives and agrees not to assert any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, (v) consents to the service of any and all process in any such action, suit, proceeding or claim by the mailing of copies of such process to such Person at its address specified herein or in any other manner permitted by applicable law, (vi) waives to the fullest extent permitted by applicable law any and all rights to a trial by jury in connection with any such action, suit, proceeding or claim, (vii) agrees that a final judgment in any such action, suit, proceeding or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (viii) agrees that performance under this Agreement shall continue if reasonably possible during any such action, suit, proceeding or claim.

SECTION 3.12. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission will be as effective as physical delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

EDG HOLDCO LLC

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

EDGEN GROUP INC.

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

BOURLAND & LEVERICH HOLDINGS LLC

By:	/s/ Robert F. Dvorak
Name:	Robert F. Dvorak
Title:	President and Chief Executive Officer